Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REVISES FULL YEAR EARNINGS GUIDANCE

SUFFERN, NY - NOVEMBER 1, 2007 - Dress Barn, Inc. (NASDAQ - DBRN), today advised that in view of a comparable store sales decline in the low single digits for the first fiscal quarter ended October 27, 2007, the Company now estimates earnings per diluted share in the range of $0.30 to $0.32, compared to $0.40 last year. The Company plans to announce its first fiscal quarter sales and earnings results on November 27, 2007.

Based on the current sales trend, the Company has revised its estimated fiscal 2008 diluted earnings per share in the range of $1.25 to $1.35. The Company’s previously announced guidance for full-year earnings was $1.40 to $1.50 per diluted share. This revised earnings guidance is based upon various assumptions, including estimated comparable store sales increases in the low single digits for the remainder of the year.

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “While maurices stores continue to perform well, with comparable store sales increasing in the high single digit range, our dressbarn stores’ sales have particularly been hampered by the unseasonably warm weather during September and October.”

“Our focus remains on controlling costs and balancing our dressbarn stores’ inventory. The weaker than anticipated comparable store sales and our need to bring our dressbarn stores’ inventories into line are expected to negatively impact both our first and second quarters‘ earnings. We remain optimistic for an improved business performance during the second half of our fiscal year.”

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of October 27, 2007, the Company operated 835 dressbarn stores in 46 states and 621 maurices stores in 42 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 28, 2007.

CONTACT:	The Dress Barn, Inc.
Investor Relations
(845) 369-4600